Exhibit 99.1

FIRST CHOICE HEALTHCARE INCREASES

LINE OF CREDIT TO $2 MILLION

MELBOURNE, FL – (Market Wired) – June 11, 2015 – First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) (“FCHS” or “First Choice”), a diversified holding company focused on delivering clinically superior, patient-centric, multi-specialty care through state-of-the-art medical centers of excellence, today announced that its lender ,CT Capital, LTD, has modified the accounts receivable line of credit established with the Company’s wholly owned subsidiary, First Choice Medical Group of Brevard, LLC (“FCMG”), increasing the line from $1.5 million to $2 million.

Christian Romandetti, Chairman, President and CEO of First Choice, stated, “In view of FCMG’s notable revenue growth – a trend that we expect will gain further momentum as we continue to implement key expansion initaitives, we are very gratified that CT Capital has continued to provide us with ready access to cash necessary to allow us to effectively manage our strong cash flow. The CT Capital team has proven to be a highly valued financial partner to First Choice over the past several years and is one that continues to play a very meaningful role in the growth of our medical operations.”

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is actively engaged in developing a network of multi-specialty medical centers of excellence throughout the southeastern U.S., which are distinguished as premier destinations for clinically superior, patient-centric care. Through its wholly owned subsidiary FCID Medical, Inc., the Company currently operates First Choice Medical Group of Brevard (FCMG), First Choice’s flagship Medical Center of Excellence which specializes in the delivery of neurological and musculoskeletal medicine and rehabilitative care; and through its wholly owned subsidiary TBC Holdings of Melbourne, Inc., it operates Brevard Orthopaedic Spine & Pain Center, Inc., dba The B.A.C.K. Center, which focuses on orthopaedic spine and pain medicine. FCHS’ commercial real estate interests, which houses FCMG, are managed by its wholly owned subsidiary, FCID Holdings, Inc. For more information, please visit www.myfchs.com, www.myfcmg.com and www.thebackcenter.net.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

For additional information, please contact:

First Choice Healthcare Solutions, Inc.

Julie Hardesty | 800-914-0090, Extension 288